UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: February 17, 2012

KNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-32647	58-2424258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 O. G. Skinner Drive, West Point, Georgia 31833

(Address of principal executive offices)

Registrant’s telephone number, including area code: (706) 645-8553

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of February 17, 2012, Knology, Inc. (the “Company”) entered into indemnification agreements with each of its directors, Rodger L. Johnson, Chairman of the Board and Chief Executive Officer, Alan A. Burgess, Donald W. Burton, O. Gene Gabbard, Campbell B. Lanier, III, and William H. Scott, III, and the following officers M. Todd Holt, President, Robert K. Mills, Chief Financial Officer, Bret T. McCants, Chief Operating Officer and Chad S. Wachter, General Counsel.

Pursuant to the terms of these indemnification agreements, the Company will indemnify and advance expenses and costs incurred by its directors and officers in connection with any actions, suits or other proceedings brought against such directors or officers as a result of his service. The indemnification agreements provide contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws and provide additional procedural protections. However, the Company’s obligation to indemnify its directors and officers is subject to the limitations set forth in the indemnification agreements and in the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

The above description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Indemnification Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In February 2012, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of the Company met to take the following actions:

Establishment of 2012 Base Salaries. The Committee set guidelines for annual base salaries to be increased in the 2% to 5% range for the named executive officers.

Establishment of 2012 Cash Bonus Targets. The Committee set annual cash bonus targets for 2012. Annual bonus targets are determined by evaluating the competitive marketplace for total cash compensation for similar positions. Cash bonuses are paid annually based upon actual Company performance as compared to key performance goals that are established in advance by the Committee. The Committee’s believes that a significant portion of executive compensation should be performance-based and “at risk” in order closely to align the interests of the executive officers with the interests of the Company’s stockholders. The annual bonus compensation program is designed to reward executives based on the Company’s achievement of pre-established goals derived from performance criteria which are the most important drivers of the Company’s success and are likely to create the best return for stockholders. As such, these goals generally require growth in the key performance measurements of the Company’s business and are also linked to our annual budget, which is approved by the Board of Directors.

For 2012, the Committee established a target bonus opportunity for each of the named executive officers. It established for Mr. Johnson a target cash bonus opportunity equal to 71% of his base salary. Messrs. Holt and McCants each had a target cash bonus opportunity of 55% of their base salaries. Messrs. Mills and Wachter had a target cash bonus opportunity of 40% of their base salaries. The annual cash bonus opportunities are achieved by meeting or exceeding pre-established performance goals relating to EBITDA (40% weighting), revenue (20%), levered free cash flow (20%) and revenue generating units (20%).

Grants of Stock Options and Restricted Stock for 2012. The Committee approved 2012 equity awards to the executive officers, based on the Company’s achievement in 2011 of the same pre-established performance goals utilized under the Company’s annual cash bonus plan. The Committee previously established a target number of shares for each executive officer, of which 60% would be granted in stock options and 40% would be granted in restricted stock. The actual number of equity awards earned could vary from 80% to 120% of the target number, based on the Company’s performance. After evaluating the Company’s achievement of the performance goals, the Committee determined that executive officers should receive a number of equity awards equal to the target equity award level, as follows:

Name	Stock Options	Restricted Stock

Mr. Rodger L. Johnson	48,000	32,000

Mr. M. Todd Holt	18,000	12,000

Mr. Bret T. McCants	18,000	12,000

Mr. Robert K. Mills	12,000	8,000

Mr. Chad S. Wachter	12,000	8,000

These awards were granted on February 9, 2012. The exercise price for stock options is $15.68, based on the closing price of the Company’s common stock on such date. The stock options vest 25% per year over a four year period, and the restricted stock vests 33% each year over a three year period.

Adoption of Change in Control Plan. On February 17, 2012, the Board of Directors, upon the recommendation of the Committee, adopted the Knology, Inc. Key Employee Change in Control Transition Compensation Plan (the “Change in Control Plan” or the “Plan”). Under the Change in Control Plan, transition compensation benefits are offered to certain of the Company key executives, including executive officers, in the event that their employment is terminated in connection with a change in control of the Company. Previously, the Committee engaged a study of the practices of the Company’s peers with regard to change-in-control protections for their executives. Based on the results of its study, the Committee determined to adopt a change in control plan consistent with the practices of the Company’s peers.

Summary of Change in Control Plan

Benefits under the Change in Control Plan are paid only upon the occurrence of two defined events. First, a change in control of the Company (as defined in the Plan) must have occurred. Second, in order to be eligible for benefits under the Plan, the designated executive must have incurred a “qualifying termination” of employment, which is either a termination by the Company without “cause” (and not as a result of death or permanent disability), or a resignation the designated executive for “good reason” (also defined in the Plan), in either case within 24 months after the date of a change in control.

Upon a qualifying termination within 24 months after a change in control, the former executive will receive the following benefits:

•

Cash payment. The cash payment is calculated by multiplying the sum of the executive’s base salary and his or her target annual cash incentive payment by a “multiplier” which depends on the executive’s level of participation in the Plan. The multiplier for Mr. Johnson is two and a half times; for Messrs. Holt and McCants, the multiplier is two times; and for Messrs. Mills and Wachter the multiplier is one and a half times.

•

Group health benefits. The former executive will be eligible for subsidized group health coverage at “active employee” rates for a period of months after his termination of employment, depending on the executive’s level of participation in the Plan. Mr. Johnson is eligible for 30 months’ coverage, Messrs. Holt and McCants are eligible for 24 months’ coverage, and Messrs. Mills and Wachter are eligible for 18 months’ coverage.

•

Equity-based incentive awards. All equity or incentive awards outstanding on the termination date shall be governed by the incentive plans under which they were granted and the agreements evidencing the awards. The Company’s 2008 Incentive Plan provides for “double trigger” vesting of awards that are assumed by the acquiring company and for immediate vesting of awards that are not assumed by the acquiring company. The Company’s 2002 Long-Term Incentive Plan and 2006 Incentive Plan provide for immediate vesting of awards in the case of a change in control.

•	Outplacement services. The participating executive shall be eligible for outplacement services for one year after termination of employment.

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on individuals who receive compensation in connection with a change in control that exceeds certain specified limits (generally three times his or her average taxable compensation over the last five or fewer years). Because of the way the excise tax is applied, a participant could be better off on an after-tax basis in some instances by taking a lower benefit in order to avoid the excise tax. The Plan provides for such a cut back of benefits, but only if the participant would be benefited by the cut back. However, the Company does not pay a gross-up payment on any portion of the excise tax.

To receive any transition compensation benefits under the Plan, a participant must execute a general release of claims against the Company.

The Plan became effective February 17, 2012.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Form of Indemnification Agreement entered into by Knology, Inc. with each of Rodger L. Johnson, Alan A. Burgess, Donald W. Burton, O. Gene Gabbard, Campbell B. Lanier, III, William H. Scott, III, M. Todd Holt, Robert K. Mills, Bret T. McCants and Chad S. Wachter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLOGY, INC.

Date: February 17, 2012	By:	/s/ Chad S. Wachter
		Name:	Chad S. Wachter
		Title:	Vice President, General Counsel and Secretary